Exhibit 99.1



                           Company Contact:  Michael Umana
                                             Saucony, Inc.
                                             Chief Financial Officer,
                                             Chief Operating Officer/Treasurer
                                             (978) 532-9000
                                             (800) 625-8080

For Immediate Release

                      Investor Relations:   Chad A. Jacobs/Brendon Frey
                                            Integrated Corporate Relations
                                            (203) 222-9013
                                            cjacobs@icr-online.com


             SAUCONY, INC. REPORTS THIRD QUARTER FISCAL 2003 RESULTS

|X|      Net Income Increased 37%
|X|      Diluted EPS Increased 32% to $0.34
|X|      Raised Fiscal 2003 Sales and EPS Guidance

Peabody,  Massachusetts - October 28, 2003 -- Saucony,  Inc. (NASDAQ:  SCNYA and
SCNYB) today announced financial results for the third quarter ended October 3, 2003. Net income increased 37% to $2.2 million from $1.6 million in the comparable period of 2002, and diluted earnings per share increased 32% to $0.34, compared to diluted earnings per share of $0.26 for the comparable period in 2002. Net sales for the third quarter were $32.0 million, compared to $33.7 million in the third quarter of 2002.

For the nine months ended October 3, 2003, net income increased 58% to $7.0 million from $4.4 million in the comparable period of 2002, and diluted earnings per share increased 54% to $1.11, compared to diluted earnings per share of $0.72 for the comparable period in 2002. Net sales for both periods were $105.0 million.

Net income for the nine months ended October 3, 2003, includes a pre-tax benefit of $566,000 recorded in general and administrative expenses as a result of a litigation settlement agreement between the Company and the trustee appointed to oversee the liquidation of assets of a former customer.

John H. Fisher, President and Chief Executive Officer, commented, "These results represent our 8th consecutive quarter of meeting or exceeding our expectations and were due, in large part, to our dedicated team driving further improvements in our business processes and effectively executing our long-term strategy. We were particularly pleased with our domestic technical running footwear backlog, as our strategic initiatives have begun to significantly improve our open order backlog trends and position us for future growth."

Order Backlog

Our backlog of open orders at October 3, 2003 scheduled for delivery within the next five months (October 4, 2003 - February 27, 2004) increased 12% to $43.5 million, compared to $39.0 million at the end of the third quarter of 2002.

At October 3, 2003, the open order backlog for delivery in the next 12 months increased 6% to $58.8 million, compared to the October 4, 2002 backlog of $55.4 million. On a constant dollar basis, our open order backlog for delivery in the next 12 months increased 4%.

Mr. Fisher continued, "The growing momentum within our domestic technical footwear business has significantly contributed to our double-digit increase in open orders scheduled for delivery over the next five months."

Inventory

Mr. Fisher remarked, "Our inventory management execution has continued to be exceptional during these challenging times. We believe our quarter ending inventories are high in quality and position us well to take advantage of any increases in the demand for our core products in the fourth quarter of 2003."

Net Sales

Net sales for the third quarter of 2003 were $32.0 million, compared to $33.7 million in the third quarter of 2002. On a constant dollar basis, net sales were $31.2 million for the third quarter of 2003. Domestic net sales were $22.6 million in the third quarter of 2003, compared to $26.1 million in the third quarter of 2002. International net sales increased 24% to $9.4 million in the third quarter of 2003 compared to $7.6 million in the third quarter of 2002.
Saucony brand footwear  accounted for  approximately  78% of total third quarter
2003 net sales, while a combination of Hind apparel and factory outlet stores net sales accounted for the balance.

Net sales for the nine months ended October 3, 2003 remained constant at $105.0 million compared to the comparable period in 2002. On a constant dollar basis, net sales for the first nine months of 2003 were $103.2 million. Domestic net sales were $79.3 million, compared to $81.5 million in the comparable period of 2002. International net sales increased 11.8% to $26.2 million, compared to $23.5 million in the comparable period of 2002. Saucony brand footwear accounted for approximately 83% of total sales during the first nine months of 2003, while a combination of Hind apparel and factory outlet stores net sales accounted for the balance.

Gross Margin

The Company's gross margin in the third quarter of 2003 increased 490 basis points to 40.6% compared to 35.7% in the third quarter of 2002, due primarily to improved margins on Hind brand apparel, reflecting increased sales of first quality product at higher margins and lower inventory reserve provisions taken in 2003, favorable currency exchange due to the impact of a weaker U.S. dollar against European and Canadian currencies, lower Saucony footwear product costs and improved margins at our factory outlet stores.

For the first nine months of 2003, gross margin increased 480 basis points to 39.4% versus to 34.6% in the comparable period of 2002 due primarily to lower
Saucony footwear product costs, favorable currency exchange due to the impact of a weaker U.S. dollar against European and Canadian currencies, improved margins on Hind brand apparel, reflecting increased sales of first quality product at higher margins and lower inventory reserve provisions taken in 2003, improved margins at our factory outlet stores and proportionately lower sales of closeout footwear.



Selling, General and Administrative Expenses

Selling, general and administrative expenses as a percentage of net sales increased to 29.9% in the third quarter of 2003 compared to 27.9% in the third quarter of 2002. In absolute dollars, selling, general and administrative expenses increased 2%, due primarily to increased administrative and selling payroll, increased insurance costs, increased depreciation and increased print media advertising, partially offset by reduced account specific advertising and promotion, reduced incentive compensation, lower employee healthcare costs and reduced variable selling expenses. Selling expenses as a percentage of net sales in the third quarter of 2003 were 13.7% compared to 13.4% in the 2002 period, while general and administrative expenses were 16.2% of net sales compared to 14.5% in the third quarter of 2002.

For the nine months ended October 3, 2003, selling, general and administrative expenses as a percentage of net sales increased to 28.8% compared to 27.5% in the comparable period of 2002. In absolute dollars, selling, general and administrative expenses increased 5%, due primarily to increased administrative and selling payroll, increased incentive compensation, increased employee healthcare costs, increased insurance costs, higher professional fees and increased print media advertising, partially offset by lower provisions for bad debt expense, due to the litigation settlement and, to a lesser extent, decreased account specific advertising and promotion, lower depreciation expense and reduced variable selling expenses. Selling expenses as a percentage of net sales in the first nine months of 2003 were 13.5% compared to 13.9% in the comparable period of 2002, while general and administrative expenses were 15.3% of net sales compared to 13.6% in the first nine months of 2002.

Net Income

Net income for the third quarter of 2003 was $2.2 million, or $0.34 per share on a diluted basis, compared to $1.6 million, or $0.26 per share on a diluted basis, in the third quarter of 2002.

For the nine months ended October 3, 2003, net income was $7.0 million, or $1.11 per share on a diluted basis, compared to $4.4 million, or $0.72 per share on a diluted basis for the first nine months of 2002.

Mr. Fisher concluded, "We are very pleased with our positive momentum and look forward to a solid fiscal 2003 performance. Over the past several months we have made significant progress, both financially and operationally, and we now move ahead with a firm foundation for growth. We remain committed to further capitalizing on our position in the marketplace."

Business Outlook

The Company is providing certain forward-looking information in this press release. These statements are based on the Company's current information and expectations, and actual results may differ materially. The Company undertakes no obligation to update this information. Please see the further disclaimer in the last paragraph of this release. The following information replaces our previous guidance.

Fourth Quarter and Fiscal Year 2003

The Company expects fully diluted earnings per share to range from $0.08 to $0.10 for the fourth quarter of 2003 and to range from $1.19 to $1.21 for the year.

The Company  expects fourth quarter net sales to be  approximately  $30 million.
The Company expects net sales for the year to range from $135 million to $136 million.

The Company expects gross margins of approximately 37% for the fourth quarter and approximately 39% for the year.

The  Company   expects   selling,   general  and   administration   expenses  of
approximately  33% of net sales for the fourth  quarter and to be  approximately
30% of net sales for the year.



Investor Conference Call

The Company will provide a web simulcast and rebroadcast of its third quarter earnings release conference call. The live broadcast of the Company's quarterly conference call is scheduled for October 29, 2003, beginning at 8:30 a.m.
Eastern Time and will be accessible online at www.companyboardroom.com and under the "Investor Relations" section at www.sauconyinc.com. The online replay will be available shortly after the conference call and will continue to be available through October 29, 2004.

_ _ _ _ _ _ _ _ _ _

Saucony,   Inc.   designs,   develops,   and   markets   (i)  a  broad  line  of
performance-oriented  athletic shoes for adults under the Saucony(R) brand name,
(ii)  athletic  apparel  under the  Hind(R)  brand name and (iii)  athletic  and workplace shoes under the Spot-bilt(R) name.

This press release contains forward-looking statements that involve a number of risks and uncertainties. For this purpose, any statements that are not statements of historical fact may be deemed to be forward-looking statements.
Without limiting the foregoing,  the words "believes,"  "anticipates,"  "plans,"
"expects," "intends," "estimates," and similar expressions are intended to identify forward-looking statements, and all of our statements under "Business
Outlook" above are forward-looking statements. Important factors that could cause actual results to differ materially from those indicated by such forward-looking statements are set forth in the Company's Annual Report on Form
10-K under "Item 7 - Management's Discussion and Analysis of Financial Condition and Results of Operations - Certain Other Factors that May Affect Future
Results"  ("Certain  Factors")  filed by Saucony,  Inc. with the  Securities and
Exchange Commission on April 3, 2003, which Certain Factors discussion is incorporated herein by this reference. In particular, there can be no assurance as to the levels of earnings per share, net sales, gross margins, selling, general and administrative expenses and other operating results or growth rates that will be achieved by the Company because such items are materially dependent upon the condition of the domestic and world economies, the impact of foreign regulation and the performance of foreign suppliers, competition from third parties and consumer preferences. All forward-looking statements are made only as of the date of this press release. The Company makes no undertaking to update any of these statements.

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                                          SAUCONY, INC. AND SUBSIDIARIES
                                       Condensed Consolidated Balance Sheet

                                                   (in thousands)

                                                      ASSETS

                                                                 October 3,                     January 3,
                                                                    2003                           2003
                                                                 (Unaudited)
                                                                ------------                    ---------

Current assets:
   Cash and cash equivalents                                     $  43,681                       $  34,483
   Accounts receivable                                              19,830                          15,496
   Inventories                                                      17,874                          27,201
   Prepaid expenses and other current assets                         2,808                           3,490
     Total current assets                                           84,193                          80,670

Property, plant and equipment, net                                   5,822                           5,714

Other assets                                                         1,104                           1,156

Total assets                                                     $  91,119                       $  87,540



                                       LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
   Accounts payable                                                  5,156                           8,543
   Accrued expenses and other current liabilities                    6,527                           7,800
     Total current liabilities                                      11,683                          16,343

Long-term obligations:
   Deferred income taxes                                             2,407                           1,859

Minority interest in consolidated subsidiaries                         296                             642

Stockholders' equity:
   Common stock, $.33 1/3 par value                                  2,303                           2,273
   Additional paid in capital                                       18,518                          17,769
   Retained earnings                                                62,442                          55,945
   Accumulated other comprehensive loss                                (11)                           (870)
   Common stock held in treasury, at cost                           (6,423)                         (6,297)
   Unearned compensation                                               (96)                           (124)
     Total                                                          76,733                          68,696

Total liabilities and stockholders' equity                       $  91,119                       $  87,540

                                          SAUCONY, INC. AND SUBSIDIARIES
                                         Consolidated Statements of Income
                     For the quarter and nine-months ended October 3, 2003 and October 4, 2002

                                                    (Unaudited)
                                   (Amounts in thousands, except per share data)


                                                       Quarter         Quarter         Nine-Months     Nine-Months
                                                        Ended           Ended             Ended           Ended
                                                     October 3,      October 4,        October 3,      October 4,
                                                        2003            2002              2003            2002
                                                        ----            ----              ----            ----


Net sales                                            $  31,978        $ 33,745        $ 105,518        $104,985
Other revenue                                               94             105              257             202
Total revenue                                           32,072          33,850          105,775         105,187

Costs and expenses
   Cost of sales                                        18,983          21,683           63,899          68,617
   Selling expenses                                      4,396           4,520           14,266          14,587
   General and administrative expenses                   5,172           4,900           16,127          14,293
   Plant closing and other credits                          --              --               --             (59)
     Total costs and expenses                           28,551          31,103           94,292          97,438

Operating income                                         3,521           2,747           11,483           7,749

Non-operating income (expense)
   Interest income                                          49              94              176             249
   Interest expense                                         --              (1)              (5)             (4)
   Foreign currency gains (losses)                         (41)            (18)              17             (62)
   Other                                                    38             (78)              55             (34)

Income before income taxes and minority interest         3,567           2,744           11,726           7,898

Provision for income taxes                               1,359           1,099            4,577           3,282

Minority interest in income of
   consolidated subsidiaries                                29              58              135             179

Net income                                           $   2,179        $  1,587        $   7,014        $  4,437


Earnings per common share:
   Basic                                             $    0.36        $   0.26        $    1.15        $   0.73
   Diluted                                           $    0.34        $   0.26        $    1.11        $   0.72

Weighted average common shares
   and equivalents outstanding:
     Basic                                               6,124           6,121            6,092           6,102
     Diluted                                             6,420           6,160            6,330           6,173

Cash dividends per share of common stock:
   Class A common stock                              $   0.040        $     --        $  0.080         $     --
   Class B common stock                              $   0.044        $     --        $  0.088         $     --

